Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS FIRST QUARTER 2008 RESULTS

TACOMA, WA, April 16, 2008—TrueBlue, Inc. (NYSE:TBI) today reported revenue for the first quarter ended March 28, 2008 of $324 million, an increase of 12 percent from $290 million for the first quarter of 2007.  For the first quarter of 2008, the company generated net income of $8.8 million or $0.20 per diluted share, a decrease in net income of 15 percent from $10.3 million or $0.21 per diluted share for the first quarter of 2007.

The 12 percent increase in revenue this quarter was comprised of 15 percentage points of revenue growth from acquisitions made within the last 12 months offset by a decline of three percentage points in revenue from comparable operations.

“Same branch revenue declined two percent during the first quarter,” said TrueBlue CEO Steve Cooper. “The rate of decline increased during the final weeks of the quarter and into the first two weeks of the second quarter. Our customers continue to face difficult economic conditions and growth in the industrial staffing sector will be a challenge in the short term.”

Cooper added, “Revenue from recently acquired PlaneTechs exceeded our expectations for the quarter. Demand for aviation mechanics has continued to increase and our PlaneTechs employees have done an excellent job filling that demand.”

TrueBlue opened three branches, closed six branches, and acquired 10 branches with the acquisition of TLC, a truck-driver staffing company, resulting in 901 branches in operation at the end of the quarter.

For the second quarter of 2008, TrueBlue estimates revenue in the range of $350 to $355 million with net income per diluted share for the quarter in the range of $0.28 to $0.30.

The second quarter estimates do not include the potential impact of the PMI acquisition which TrueBlue announced earlier today.  If the PMI transaction closes at the end of April as anticipated, TrueBlue would expect it to add approximately $20 million in revenue to the second quarter of 2008.  Net income per diluted share for the second quarter is expected to remain unchanged due to the amortization of intangible assets and integration costs associated with the PMI transaction.

Management will discuss first quarter 2008 results on a conference call at 2 p.m. (PT), today, Wednesday April 16, 2008.  The conference call can be accessed on TrueBlue’s web site: www.TrueBlueInc.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect TrueBlue’s financial results and operations in the future. TrueBlue’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on TrueBlue customers; 2) TrueBlue’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on TrueBlue’s operations and financial results; 4) significant labor disturbances which could disrupt industries TrueBlue serves; 5) increased costs and collateral requirements in connection with TrueBlue’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of TrueBlue’s financial reserves; 7) TrueBlue’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) TrueBlue’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) TrueBlue’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) TrueBlue’s ability to timely execute strategies for acquired companies; and 11) other risks described in TrueBlue’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About TrueBlue

TrueBlue (NYSE: TBI) is the leading provider of blue-collar staffing with sales of nearly $1.4 billion in 2007. Each year, TrueBlue connects approximately 600,000 people to work through the following brands: Labor Ready (general labor), Spartan Staffing (light industrial), and CLP Resources, PlaneTechs and TLC Drivers (skilled trades). Headquartered in Tacoma, Wash., TrueBlue serves more than 300,000 small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities, sanitation, and aviation industries. For more information, visit TrueBlue’s website at www.TrueBlueInc.com

For more information, contact:

Derrek Gafford, CFO

253-680-8214

Stacey Burke, VP of Corporate Communications

253-680-8291

TrueBlue, Inc.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

In Thousands, except per share data

(Unaudited)

	Thirteen Weeks Ended
	March 28,	March 30,
	2008	2007

Revenue from services	$324,016	$290,237
Cost of services	225,661	197,446
Gross profit	98,355	92,791
Selling, general and administrative expenses	82,484	77,376
Depreciation and amortization	3,908	2,401
Income from operations	11,963	13,014
Interest and other income, net	1,896	3,282
Income before tax expense	13,859	16,296
Income tax expense	5,058	5,948
Net income	$8,801	$10,348

Net income per common share:
Basic	$0.20	$0.21
Diluted	$0.20	$0.21

Weighted average shares outstanding:
Basic	43,362	49,076
Diluted	43,494	49,342

TrueBlue, Inc.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

	March 28,	December 28,
	2008	2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$75,025	$57,008
Marketable securities	1,025	10,954
Accounts receivable, net	138,342	140,027
Other current assets	19,995	21,519
Total current assets	234,387	229,508
Property and equipment, net	48,368	44,909
Restricted cash	126,298	132,497
Other assets	142,278	138,335
Total assets	$551,331	$545,249

Liabilities and shareholders’ equity
Current liabilities	$105,469	$114,538
Long-term liabilities	149,636	146,884
Total liabilities	255,105	261,422
Shareholders’ equity	296,226	283,827
Total liabilities and shareholders' equity	$551,331	$545,249

TrueBlue, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Thirteen Weeks Ended
	March 28,	March 30,
	2008	2007

Cash flows from operating activities:
Net income	$8,801	$10,348
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,908	2,401
Provision for doubtful accounts	2,252	1,631
Stock-based compensation	2,768	2,356
Excess tax benefits from stock-based compensation	—	(418)
Deferred income taxes	421	229
Other operating activities	132	—
Changes in operating assets and liabilities, exclusive of business acquired:
Accounts receivable	(796)	3,793
Income taxes	(6,036)	4,792
Other assets	1,916	3,889
Accounts payable and other accrued expenses	(510)	5,478
Accrued wages and benefits	463	(5,179)
Workers’ compensation claims reserve	602	(1,588)
Other liabilities	(486)	—
Net cash provided by operating activities	13,435	27,732

Cash flows from investing activities:
Capital expenditures	(5,829)	(6,189)
Purchases of marketable securities	(27,144)	(102,813)
Maturities of marketable securities	37,055	110,496
Acquisition of business	(5,319)	—
Change in restricted cash	6,199	(1,891)
Other	45	—
Net cash provided by (used in) investing activities	5,007	(397)

Cash flows from financing activities:
Purchases and retirement of common stock	—	(76,749)
Net proceeds from sale of stock through options and employee benefit plans	544	1,489
Shares withheld for taxes upon vesting of restricted stock	(617)	(652)
Excess tax benefits from stock-based compensation	—	418
Payments on debt	(64)	(188)
Net cash used in financing activities	(137)	(75,682)

Effect of exchange rates on cash	(288)	199

Net change in cash and cash equivalents	18,017	(48,148)

CASH AND CASH EQUIVALENTS, beginning of period	57,008	107,944
CASH AND CASH EQUIVALENTS, end of period	$75,025	$59,796